REGULATION A, AS AMENDED - OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933




JOBS ACT / REGULATION A, AS AMENDED

WESTERN GATEWAY  REGION RURAL BROADBAND COMPANY, INC. (WGRRBC)

Issuing Company: Western Gateway Region Rural Broadband Company, Inc. Issuer & Agent for Service of Process: Tony Ramos, President
Western Gateway Region Rural Broadband Company, Inc.
1050 Connecticut Ave., NW
10th floor
Washington, D.C. 20036
202-321-7969
tramos@urbroadband.com

IRS EIN # 47-2114019
CLASSIFICATION CODE NUMBER: 522220


An offering that is filed with the Securities and Exchange Commission of the United States Government with the filing of Form 1-A, as amended, effective June 19, 2015.







TABLE OF CONTENTS - PER FORM 1-A, AS AMENDED BY NEW REG. A


TABLE OF CONTENTS.......................................................i-ii

ITEM 1. SIGNIFICANT PARTIES LIST........................................1-7

ITEM 2. APPLICATION OF RULE 262.........................................7-8

ITEM 3. AFFILIATE SALES.................................................8

ITEM 4. JURISDICTIONS IN WHICH
SECURITIES ARE TO BE OFFERED............................................9

ITEM 5. UNREGISTERED SECURITIES
ISSUED OR SOLD WITHIN ONE YEAR..........................................9-11

ITEM 6. OTHER PRESENT OR PROPOSED
OFFERINGS...............................................................11

ITEM 7. MARKETING ARRANGEMENTS..........................................11-12

ITEM 8.  RELATIONSHIP WITH
ISSUER OF EXPERTS NAMED
IN OFFERING STATEMENT...................................................12

ITEM 9. USE OF A SOLICITATION
DOCUMENT TO INDICATE WHETHER
OR NOT A PUBLICATION
AUTHORIZED BY RULE 254 WAS
USED PRIOR TO THE FILING OF THIS
NOTIFICATION............................................................13







Page (i)
SUPPLEMENTAL INFORMATION AS REQUIRED
BY PART III OF FORM REGULATION A, AS
AMENDED:

(1) A statement as to whether or not
 the amount of compensation to be allowed
 or paid to the underwriter has been cleared
with the NASD..........................................................13

 (2) Any engineering, management or
 similar report referenced in the offering circular....................14

 (3) Such other information as requested by the
 staff in support of statements, representations
and other assertions contained in the
offering statement.....................................................14






















Page (ii)
ITEM 1. Significant Parties

List the full names and business and residential addresses, as applicable, for the following persons:



(a) the issuer's directors:

Tony Ramos, Issuer's Representative & Chairman

Business address:

1050 Connecticut Ave., NW
10th floor
Washington, D.C. 20036

Home address:

1805 Key Blvd.
Apt. 513
Arlington, VA 22201



David J. Karre, M.B.A, M.L.S., Vice Chairman of the Board

Home & business address:

4153  Marietta Dr.
Vestal, NY 13850








Page (1)
Gary Horowitz - Agent for Service of Process

Home & business address:

17016 East Aloe Drive
Fountain Hills, AZ 85268



Eric W. Will, II

Business address:

Rainier Funding Services, Inc.
101 South Salina Street, Suite 1020
M&T Bank Building
Syracuse, NY 13202

Home address:

7648 Linkside Drive
Manlius, NY 13104



Rex R. Helwig

Business address:

Finger Lakes Library System
1300 Dryden Road
Ithaca, NY 14850

Home address:

6 Sunset Ave.
Cortland, NY  13045


Page (2)
Harriet W. Grifo

Business address:

Cragsmoor Free Library
355 Cragsmoor Rd
Cragsmoor, NY 12420

Home address:

87 Sam's Point Road
PO Box 27
Cragsmoor, NY 12420-0027



Marc J. Hagemeier, M.A.

Home & business address:

17 Holly Court
Shippensburg, PA 17257

















Page (3)
(b) the issuer's officers:


Tony Ramos, President & Issuer's Representative

Gary Horowitz, Vice President

Eric W. Will, II, Secretary

Rex R. Helwig, Treasurer;



(c) the issuer's general partners:

none;























Page (4)
(d) record owners of 5 percent or more of any class of the issuer's equity securities:

all shares are common/voting, and thus:

Rural Broadband Company, Inc.

Lusosystems, Inc.

Harriet W. Grifo

Marc J. Hagemeier, M.A.

Rex R. Helwig

Gary Horowitz

Eric W. Will, II

Anthony Castaldo;



(e) beneficial owners of 5 percent or more of any class of the issuer's equity securities:

same as above;












Page (5)
(f) promoters of the issuer:

other than the Issuer's representative and President, Mr. Ramos, none as of the filing of this request for pre-approval since there did not appear to be any promoters marketing themselves to promote this new Regulation A offering opportunity;



(g) affiliates of the issuer:

none as of the filing of this request for pre-approval since there did not appear to be any affiliates marketing themselves to promote this new Regulation A offering opportunity;



(h) counsel to the issuer with respect to the proposed offering:

none;



(i) each underwriter with respect to the proposed offering:

none;



(j) the underwriter's directors:

not applicable;







Page (6)
(k) the underwriter's officers:

not applicable;



(l) the underwriter's general partners:

not applicable;



(m) counsel to the underwriter:

not applicable.



ITEM 2. Application of Rule 262



(a) State whether any of the persons identified in response to Item 1 are subject to any of the disqualification provisions set forth in Rule 262:

no;














Page (7)
(b) If any such person is subject to these provisions, provide a full description including pertinent names, dates and other details, as well as whether or not an application has been made pursuant to Rule 262 for a waiver of such disqualification and whether or not such application has been granted or denied:

not applicable.



ITEM 3. Affiliate Sales



If any part of the proposed offering involves the resale of securities by affiliates of the issuer, confirm that the following description does not apply to the issuer: the issuer has not had a net income from operations of the character in which the issuer intends to engage for at least one of its last two fiscal years:

the Issuer confirms this statement.





















Page (8)
ITEM 4. Jurisdictions in Which Securities Are to be Offered



(a) List the jurisdiction in which the securities are to be offered by underwriters, dealers or salespersons:

The securities will not be offered in any specific jurisdictions. Such securities will be made known, consistent with JOBS Act rules, on the Internet only, with no direct marketing of any sort whatsoever. Further, any inquiries with respect to said securities will have a brief response made for the purposes of setting an in-person meeting with the Issuer's representative, Mr. Ramos, only in Washington, D.C.;



(b) List the jurisdictions in which the securities are to be offered other than by underwriters, dealers or salesmen and state the method by which such securities are to be offered:

		none.



ITEM 5. Unregistered Securities Issued or Sold Within One Year



(a) As to any unregistered securities issued by the issuer or any of its predecessors or affiliated issuers within one year prior to the filing of this Form 1-A, state:








Page (9)
(1) the name of such issuer:

Tony Ramos;

(2) the title and amount of securities issued:

JOBS Act/Rule 506, with form Regulation D filed with the SEC for 300,000 shares, common/voting per Rule 506 rules (SEC CIK #: 0001640170);

(3) the aggregate offering price or other consideration for which they were issued and basis for computing the amount thereof:

per Rule 506, limiting share prices to one price and one class: $100 per share, based upon computing the amount needed for project funding;

(4) the names and identities of the persons to whom the securities were issued:

those persons listed in this Offering Statement.



(b) As to any unregistered securities of the issuer or any of its predecessors or affiliated issuers which were sold within one year prior to the filing of this Form 1-A by or for the account of any person who at the time was a director, officer, promoter or principal security holder of the issuer of such securities, or was an underwriter of any securities of such issuer, furnish the information specified in subsections (1) through
 (4) of paragraph (a):

none;







Page (10)
(c) Indicate the section of the Securities Act or Commission rule or regulation relied upon for exemption from the registration requirements of such Act and state briefly the facts relied upon for such exemption:

Section: JOBS Act, Rule 506;

Facts relied on: in accordance with JOBS Act rules and regulations as published in the Federal Register, to include, sales for investment purposes only, single price, single class.



ITEM 6. Other Present or Proposed Offerings State whether or not the issuer or any of its affiliates is currently offering or contemplating the offering of any securities in addition to those covered by this Form 1-A:

none.



ITEM 7. Marketing Arrangements



(a) Briefly describe any arrangement known to the issuer or to any person named in response to Item 1 above or to any selling securityholder in the offering covered by this Form 1-A for any of the following purposes:

(1) to limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution:

none;







Page (11)
		(2) to stabilize the market for any of the securities to be offered:

none;

(3) for withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation:

none;



(b) Identify any underwriter that intends to confirm sales to any accounts over which it exercises discretionary authority and include an estimate of the amount of securities so intended to be confirmed:

none.



ITEM 8. Relationship with Issuer of Experts Named in Offering Statement



If any expert named in the offering statement as having prepared or certified any part thereof was employed for such purpose on a contingent basis or, at the time of such preparation or certification or at any time thereafter, had a material interest in the issuer or any of its parents or subsidiaries or was connected with the issuer or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee furnish a brief statement of the nature of such contingent basis, interest or connection:

none.







Page (12)
ITEM 9. Use of a Solicitation of Interest Document



Indicate whether or not a publication authorized by Rule 254 was used prior to the filing of this notification:

no publication was prepared, and, therefore, none was submitted to the SEC as of the request for pre-approval of this Offering Statement by the SEC. Any such proposed future publications will be processed pursuant to Rule 254.



III. Supplemental Information



The following information shall be furnished to the Commission as supplemental information:

(1) A statement as to whether or not the amount of compensation to be allowed or paid to the underwriter has been cleared with the NASD:

no underwriting decisions have been made as of the request for pre-approval of this Offering Statement because the Issuer has not located any underwriters who are taking the new Regulation A offerings. As such, no, there is nothing to be cleared with NASD;











Page (13)
(2) Any engineering, management or similar report referenced in the offering circular:

there are none;

(3) Such other information as requested by the staff in support of statements, representations and other assertions contained in the offering statement:

such will be provided upon request.































Page (14)